Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated December 5, 2006

Index+ Notes linked to iShares Russell 2000 Index 2 Yrs., 10.0% Out-Performance, 20.0% Call Level Final Terms and Conditions – Dec. 5th, 2006

Summary Terms of Note

Security Codes	:	▪ CUSIP: 28264QDY7 ▪ ISIN: US28264QDY70 ▪ Common: 0275943289

Underwriter	:	Deutsche Bank Securities Inc. (DBSI)

Issuer Ratings	:	Moody’s Aaa / S&P AA+ / Fitch AAA (see issuer info below)

Issuance Amount	:	$16,125,000

Denomination	:	$1,000 per Note (min. investment $1,000).

Underlying	:	iShares Russell 2000 Index Fund, listed on the American Stock Exchange ISIN: US4642876555 (Bloomberg: IWM <INDEX>)

Initial Level	:	$79.38 (Official closing level of the Underlying on the Initial Valuation Date).

Final Level	:	Official closing level of the Underlying on the Final Valuation Date.

Participation	:	100.00% point to point

Outperformance Amt.	:	10.00%

Call Level	:	120.00%

Redemption Amount at Maturity	:	Subject to an Issuer call at 120%, the security holder will receive at Maturity for each Note:

• $1000 x ((Final Level / Initial Level) + Outperformance Amt.)

Listing	:	Unlisted – Deutsche Bank will post an indicative secondary market on Bloomberg Page: DBUS <GO>, or on the x-markets website at http://www.usxmarkets.db.com

Business Days	:	London, New York (following business day convention)

Form of Note	:	The Notes will be represented by a single registered global note, deposited with the Depository Trust Company. Settles via DTC in Notional Amount traded per firm. Global, Book Entry.

Issuer	:	Eksportfinans ASA

Calculation Agent	:	Deutsche Bank AG London

Governing Law	:	New York

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.
iShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Deutsche Bank AG London Branch. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Relevant Dates

Offering Period	:	November 15th, 2006 – December 5, 2006 @ 2:00pm EST

Initial Valuation Date	:	December 5th, 2006

Initial Settlement Date	:	December 12th, 2006 (T+5)

Call Provision	:	The Issuer has the right to call the securities in whole, but not in part, at the Call Level at any time after 12 months from the Initial Settlement Date

Call Notification Date	:	The Issuer will give the Investor 5 Business Days notification of its intent to Call the Securities

Call Payment Date	:	5 Business Days after the Call Notification Date

Final Valuation Date	:	December 8th, 2008

Maturity / Final Settlement Date	:	December 15th, 2008 (5 Business Days after the Final Valuation Date), (i.e. 2 years)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.
iShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Deutsche Bank AG London Branch. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Product Snapshot
Index+ Notes Indicative Terms Only
Sample Structure:

•	Underlying:	iShares Russell 2000 Index Fund (Bloomberg: IWM <Index>)
•	Maturity:	2 years
•	Index Participation:	100% upside participation
•	Out-Performance Amount:	10.00%
•	Call Level:	20.00% (callable any time after 1 year)
•	Downside Risk:	1-for-1 downside participation + 10.00% Out-Performance
Positioning:
•	Equity alternative that facilitates a moderately bullish view on the Underlying.

•	Investors will always Out-Perform the performance of the Underlying by 10.00% on the upside and downside.

•	Investors may be called at 20.00% and therefore may forgo unlimited upside in exchange for their Out-Performance.
Upside Scenario:
•	Investors receive unlimited index performance plus a 10.00% Out-Performance Amount, subject to a Call Level at 20.00%. If Called, the annualized uncompounded return is equal to 10.00%.
Downside Scenario:
•	If the Underlying depreciates below its Initial Level, investors will participate 1-for-1 on the downside, but will always receive 10.00% more than the actual % change. Maximum loss is equal to 90.00%.
Risk Considerations:
•	Because the Securities are not principal protected and the return to an investor is based on the performance of the Underlying, investors may lose the majority of their initial investment.

•	Participation is in the price appreciation/depreciation of the Underlying (dividends not included).

•	The return on an investor’s investment is callable and may therefore be lower than the return that investors would have received if they had made a direct investment in the Underlying or the component securities of the Underlying.

•	Credit Risk — 100% loss possible in the event of an issuer default

Hypothetical Scenario Analysis at Maturity:
•	The hypothetical scenario analysis contained herein is not reflective of the reinvestment of dividends and other earnings advisory fees, brokerage or other commissions, and any other expenses that a client would have paid or actually paid. No representation is made that any trading strategy or account will, or is likely to, achieve similar to those shown.

Hypothetical results are neither an indicator nor guarantee of future returns.

Actual results will vary, perhaps materially, from the analysis.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-311-4409.
iShares is a registered mark of Barclays Global Investors, N.A. (“BGI”). BGI has licensed certain trademarks and trade names of BGI to Deutsche Bank AG London Branch. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.